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                                                                   Exhibit 10.62

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          ALERT COMMUNICATIONS, L.L.C.

                                       AND

                       AQUIS WIRELESS COMMUNICATIONS, INC.

                                 August 31,2001


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                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT is made August 31, 2001, by and between AQUIS WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Seller"), and ALERT COMMUNICATIONS, L.L.C., an Illinois limited liability company ("Buyer").


                                   BACKGROUND


         WHEREAS, Seller owns and operates paging and personal signaling businesses in the Midwestern and Northeastern United States, pursuant to licenses issued by the Federal Communications Commission ("FCC") for provision of services to subscribers;

         WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and acquire, substantially all of the assets of Seller used or useful in connection with, or necessary to, the operation of the Midwestern section of Seller's business, representing customers in Illinois, Indiana, Michigan, Wisconsin, Minnesota and Missouri (the "Business"), except the Excluded Assets, all on the following terms and conditions;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1.       PURCHASE AND SALE OF ASSETS

1.1      Assets to be Acquired.

         Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations and warranties of the parties, Seller will, on the Closing Date, sell, transfer, assign and deliver to Buyer all of Seller's right, title, interest and benefit in and to the assets of Seller of every kind and character, real, personal, tangible, intangible or mixed, used or useful in connection with, or necessary to, the operation of the Business, except the Excluded Assets and subject to "Final" (as defined in Section 2.3 below) approval from the FCC to the assignment to Buyer of the FCC Licenses (collectively, the "Assets to be Acquired"). The Assets to be Acquired include, without limitation, the following:

         (a) All of Seller's rights in, to and under all pagers, paging units, paging products, paging systems, paging licenses issued by the Federal Communications Commission on the frequency 931.1875 MHz (the "FCC Licenses"), paging equipment (including paging transmission equipment), paging terminals, test and related equipment, any other products, systems and equipment, machinery, tools, computers and related databases and software and any updates, office leases, office equipment, furniture and furnishings, inventory, spare equipment

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and parts, and other tangible personal property of any nature, including without limitation the items listed on Schedule 1.1(a).

         (b) All of Seller's rights in, to and under all paging service, function, lease, maintenance, and repair and service agreements with customers (including re-sellers and end-use customers), including without limitation the items listed on Schedule 1.1(b).

         (c) All of Seller's rights in, to and under all leases of equipment that are related to and used by Seller in the Business, telephone book and other directory listing agreements, noncompetition, nonsolicitation and nondisclosure agreements with third parties, and all other agreements, permits and manufacturer's warranties on tangible property that are related to Seller's conduct of the Business.

         (d) All of Seller's rights in, to and under the each and all of the following assets, intangibles and rights that are related to, and presently owned by Seller or used in, the Business: (i) system designs, plans and drawings; (ii) contract and agreement rights; (iii) joint venture rights; (iv) service and maintenance agreement rights; (v) all accounts receivable as of the Closing Date from all customers, including without limitation re-sellers; (vi) operating data; (vii) customer lists and files (including any lists and files of former customers) and all billing information on all such customers in a form such that it can be used by Buyer with the In-Touch System (as defined below) (although Buyer will not be acquiring the In-Touch System itself from Seller);
(viii) all telephone numbers used in the Business or by customers of the Business or reserved for issuance to customers of the Business in all area codes served by the Business (including, without limitation, WATS lines and numbers, other than the toll-free number 800-525-1134); (ix) outstanding bids and proposals; and (xi) goodwill.

         (e) All reseller and carrier agreements, co-location and tower agreements and all governmental licenses and permits of Seller held in connection with the Business including without limitation those listed on
Schedule 1.1(e).

         (f) All rights to use and ownership and lease rights in respect of antennas, transmitters and terminals used in the Business, and Seller's interest or right to use control terminal software and updates used in connection with the operation of such equipment.

1.2       Excluded Assets.

          Seller is not selling or transferring to Buyer, and Buyer is not purchasing from or exchanging with Seller, any of the following assets: (a) documents relating to the legal existence of Seller; (b) cash in bank accounts of Seller; (c) refundable security deposits for 600 S. Federal St., Chicago, IL and those other security deposits listed on Schedule 1.2(c); (d) prepaid expenses including prepaid insurance and surety bonds, if any; (e) rights to refunds of federal and state taxes (and penalties and interest thereon) previously paid by Seller; (f) books or records of Seller which pertain to the financial, accounting and tax aspects of the Business (as opposed to the operation of the Business) on or prior to the Closing Date; (g) the hardware and the software licenses currently used for billing, pager management and programming (the "In-Touch System"); (h) the right to any refunds, if any, due Seller from it's vendors and suppliers; (i) the toll free telephone number 800-525-1134; (j) any items specifically set forth in Schedule 1.2; (k)


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assets related to financial accounting and human resource functions located in
Seller's Parsippany office; (l) Seller's corporate name and trademark; and (m) any other rights that accrue to or are specifically retained by Seller under or by virtue of this Agreement (collectively, the "Excluded Assets"). To the extent reasonably necessary or required, free copies of the records related to the Excluded Assets will be promptly made available to Buyer at its reasonable request, and Buyer agrees to maintain the confidentiality of such documents.

1.3      Assumed Liabilities.

         Buyer agrees to assume: (a) all liability for the performance of all obligations arising after the Closing Date with respect to the customers assigned to Buyer by Seller under agreements to provide service to such customers; and (b) those liabilities, if any, listed on Schedule 1.3 (collectively the "Assumed Liabilities").

1.4      Excluded Liabilities.

         Except for the Assumed Liabilities, Buyer will not assume or be obligated for any other liability, obligation or commitment of Seller, direct or indirect, known or unknown, absolute or contingent (the "Excluded Liabilities"). The Excluded Liabilities include, inter alia, the following:

         (a) any foreign, federal, state, county or local income, sales, gross receipts, use or other tax arising from the operation of the Business or the ownership of the Assets to be Acquired on or prior to the Closing Date;

         (b) any liability, obligation or commitment of Seller to its creditors, whether arising out of contract or tort, or to any party holding a lien on any of Seller's assets;

         (c) any employee obligation, including any obligation for wages, commissions, vacation and holiday pay, sick pay, bonuses, severance pay, pensions, or any obligation under any collective bargaining agreement, employment agreement or employment-at-will relationship, or any obligation to hire any employee of Seller after the Closing Date;

         (d) any liability, obligation or commitment incurred by Seller after the Closing Date;

         (e) any liability, the existence of which would constitute a breach of any of the representations, warranties or covenants of Seller in this Agreement;

         (f) any liabilities under the Communications Act of 1934, as amended by the Telecommunications Act of 1996, with respect to amounts owed for periods prior to the Closing Date;

         (g) general liabilities or loans or accounts payable; and

         (h) any other liability, obligation or commitment not expressly assumed by Buyer pursuant to this Agreement.


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2.       PURCHASE PRICE AND CLOSING


2.1      Purchase Price.

         (a) The purchase price for the Assets to be Acquired (the "Purchase Price") will be $1,100,000.

         (b) Upon the execution of this Agreement, Buyer will place $50,000 of the Purchase Price in an escrow account (the "Escrow Account") with (the "Escrow Agent"), to be delivered to Seller or Buyer in accordance with the terms of the "Escrow Agreement" attached hereto as Exhibit A.

         (c) The balance of the Purchase Price ($1,050,000) will be placed by Buyer, on the Closing Date following consummation of the Closing, in the escrow account with the Escrow Agent to be delivered to Seller upon a "Final" order (as described in Section 2.3 below) reflecting the FCC's approval of the transfer and assignment of Seller's FCC Licenses to Buyer, also as provided in the Escrow Agreement.

         (d) Any adjustments to the Purchase Price for pre-paid items or deposits will be made at the Closing.

2.2      Allocation of Purchase Price.

         Buyer and Seller agree to the allocation of the Purchase Price as set forth in Schedule 2.2. Buyer and Seller agree to be bound by such allocation and to file all returns and reports regarding these transactions, including all federal, state and local tax returns (including Form 8594), on the basis of such allocation.

2.3      Closing Date and Location.

         Subject to the receipt of final FCC approval, the consummation of the transfer and delivery to Buyer of the Assets to be Acquired and the receipt of the consideration therefor in escrow will constitute the "Closing." Unless otherwise mutually agreed to by the parties, the Closing will take place at the offices Hogan, Marren & McCahill, Ltd, 205 N. Michigan, Suite 4300, Chicago, IL (or at such other location as the parties shall agree) with thirty (30) days of this Agreement, or upon the satisfaction by Seller of all of the conditions precedent to Buyer's obligation to consummate these transactions including a "Final" order of the FCC consenting to the assignment of the FCC licenses to Buyer, whichever is sooner, which date and time will constitute the "Closing Date." The effective date of the sale of the Business will be as of 11:59:59 p.m. on the Closing Date, subject to receiving the Final order from the FCC if such has not yet been received. "Final" for the above purposes shall mean action by the FCC: (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended; (ii) with respect to which no timely appeal, timely request for stay, or timely petition for rehearing, reconsideration or review by any person or governmental entity or by the FCC on its own motion, is pending; and (iii) as to which the time for filing any such timely appeal, timely request, timely petition or for the reconsideration or review by the FCC on its own motion, has expired.


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         As provided in part under the Escrow Agreement, if all of the Buyer's conditions to the Closing are not met by such date (other than solely as a result of Buyer's actions or inactions), at Buyer's option, the $50,000 payment shall be returned to Buyer at that time, and this Agreement will be terminated, without limiting either party's other remedies.

         In the event that the Buyer has not received Final FCC approval of the transfer and assignment of Seller's FCC Licenses to Buyer by December 31, 2001, Buyer will transfer to Seller all of the Assets to be Acquired, subject to the Acquired Liabilities, in the same condition as delivered to Buyer, normal wear and tear excepted, and the Escrow Agent shall return the Purchase Price to Buyer. In such event, Buyer will retain any profit for such interim period pursuant to the Agreement Pending Purchase Consummation.

2.4      Agreement Pending Purchase Consummation.

         The parties shall enter into an Agreement Pending Purchase Consummation in the form attached hereto as Exhibit B which shall govern the management and operations of the Assets to be Acquired and the Business between the Closing Date and the date on which the Final order from the FCC shall have received, approving the transfer of the Seller's paging licenses to Buyer.

3.1      REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

3.1.2    Organization of Seller.

         Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own or lease all of the Assets to be Acquired, to own and operate the Business, to carry on its businesses now conducted, to enter into this Agreement and to perform the terms of this Agreement and all other documents and agreements to be delivered by Seller in accordance or in connection with this Agreement.

3.2      Authority of Seller.

         Seller has full corporate power and authority to enter into this Agreement (and all other documents and agreements entered into by Seller in accordance, or in connection, with this Agreement), to consummate these transactions and to comply with the terms, conditions and provisions hereof and thereof. This Agreement has been duly authorized, executed and delivered by Seller and is, and each other agreement or instrument of Seller contemplated by this Agreement will be, the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution, delivery and performance of this Agreement and the other agreements of Seller contemplated by this Agreement have been duly authorized and approved by the Board of Directors of Seller and do not require any further authorization, including but not limited to any shareholder authorization, or the consent of or notice to any third party, except for the consent of Finova Capital Corporation (which shall be obtained prior to Closing) and FCC approval of the assignment of


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the Seller's paging licenses and a Final order to that effect (which shall be obtained post-Closing, at which time money in the escrow will be delivered to Seller). Neither the execution and delivery of this Agreement or any other agreements in connection with this Agreement, nor the consummation of the transactions referred to herein or therein, will conflict with or result in any violation of or constitute a default under any term of any agreement, mortgage, debt instrument, indenture, or other instrument, judgment, decree, order, award, law or regulation by which Seller is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets to be Acquired or the Business.

3.3      Qualification of Seller.

         Seller is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 3.3 and there are no other jurisdictions in which the conduct of the Business or activities or Seller's ownership of the Assets to be Acquired requires any other qualification under applicable law, except for any such failure to quality or be in good standing as shall not have a Material Adverse Effect. For the purposes of this Agreement, "Material Adverse Effect" means any event, change, occurrences, effect, fact or circumstance having, or which would reasonably be expected to have, a material adverse effect on (x) the business, assets, condition (financial or otherwise) or results of operation of the Business or (y) the ability for Seller to consummate the transactions contemplated by this Agreement, excluding from the foregoing the effect, if any, of the changes in general economic, regulatory or political conditions or changes affecting the paging business as a whole.

3.4      Assets Used in the Business.

         Except for the Excluded Assets, the Assets to be Acquired constitute all of the rights, properties, privileges and other assets used in the conduct of the Business as conducted by Seller since its acquisition of the Business in January 2000.

3.5      Office Locations.

         (a) Seller owns no real property.

         (b) All of the real property used by Seller is under leases or arrangements which permit Seller to give full access to the Assets to be Acquired by Buyer at any time on or after the Closing Date as contemplated by this Agreement.

         (c) The leases for real property (including without limitation for 600
S. Federal, Suite 504, Chicago, Illinois, and the leases for the transmitter tower locations) and including the option to renew such lease(s) are assignable by Seller to Buyer without the consent of any third party, provided that Buyer has a positive net worth. Seller has provided Buyer with a true and complete copy of each of such leases. The leases have not been amended, modified or assigned, are being fully performed and are in full force and effect. There has been no breach, default, termination, surrender or similar action (nor any notice of any thereof) regarding the leases.

3.6      Title to Property.


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         Seller has good and marketable title to all of the Assets to be
Acquired, free and clear of all liens, claims, charges, encumbrances, leases, pledges, security interests, mortgages, defects in title, equities, covenants and other restrictions of any nature whatsoever, except for (i) any liens, encumbrances or defects which do not, individually or in the aggregate, materially detract from the fair market value (free of such liens, encumbrances or defects) of the property or assets subject thereto or materially interfere with the current use by Seller of the property or assets subject thereto or affected thereby or otherwise have a Material Adverse Effect; (ii) any liens or encumbrances for taxes not delinquent or which are being contested in good faith; (iii) encumbrances for current taxes and assessments not yet past due;
(iv) any inchoate mechanic's and materialmen's liens and encumbrances for construction in process; (v) any workmen's, repairmen's, warehousemen's and carrier's liens and encumbrances arising in the ordinary course of business, so long as such liens have not been filed; (vi) any liens of the type referred to in clause (v) above that have been filed, so long as such liens do not aggregate in the excess of $5,000; and (vii) with respect to any real property, any lines, encumbrances or defects which are matters of record, including but not limited to, easements, quasi-easements, rights of way, land use ordinances and zoning plans, and which do not have a Material Adverse Effect on the real property or the Business.

3.7      Buyer's Title on Consummation.

         Upon consummation of the transactions provided for in this Agreement in accordance with the terms hereof, Buyer will be vested with good and marketable title to the Assets to be Acquired, free and clear of any claims, liens, charges, encumbrances or other restrictions whatsoever.

3.8      Material Contracts.

         Except as listed or described on Schedule 3.8 (such contracts, or those which should have been listed on Schedule 3.8, are the "Material Contracts"), as of or on the date hereof, Seller is not a party to or bound by any written or oral leases, agreements or other contracts or legally binding contractual rights or contractual obligations or contractual commitments relating to or in any way affecting the operation or ownership of the Business that are of a type described below ("Contracts"):

         (a) any collective bargaining arrangement with any labor union and any such agreements currently in negotiation or proposed;

         (b) any Contract for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, machinery, equipment, parts or other property or services;

         (c) any Contract granting any person a lien on any of the Assets to be Acquired, in whole or in part;

         (d) any Contract for the cleanup, abatement or other actions in connection with Hazardous Materials (as defined below), the remediation of any existing environmental liabilities or relating to the performance of any environment audit or study;

         (e) any Contract granting to any person a first-refusal, first-offer or similar preferential right to purchase or acquire any of the Assets to be Acquired;


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         (f) any Contract with any manufacturer's representative or other sales agent, distributor or representative, or advertising or marketing entity having a remaining term in excess of thirty days and which is not terminable by Seller without penalty on thirty calendar days' or less notice;

         (g) any Contract under which Seller is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or real property, or (ii) a lessor of any real property or tangible personal property owned by Seller;

         (h) any Contract under which Seller has granted or received a license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment;

         (i) any Contract prohibiting Seller from conducting the Business anywhere in the United States or elsewhere in the world;

         (j) any joint venture or partnership Contract;

         (k) any employment or consulting Contract; and

         (l) any other Contract, whether or not made in the ordinary course of business, which involves total payments m excess of $5,000.

         Seller has provided Buyer with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto and a written summary of each oral Material Contract. Except as set forth on Schedule 3.8, each Material Contract is a valid and binding obligation of Seller, enforceable in accordance with its terms, and is in full force and effect. Except as set forth on Schedule 3.8, Seller has performed all obligations required to be performed by it under each Material Contract and neither Seller nor, to the knowledge of Seller, any other party to any Contract, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and there exists no condition which, to the knowledge of Seller, would constitute a breach or default thereunder. Seller has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

3.9       Compliance With Laws; Litigation.

         (a) Seller has complied with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any federal or state court or of any municipal or governmental department commission, board, bureau, agency or instrumentality which are applicable to the Assets to be Acquired or the Business (each individually a "Law" and collectively, "Laws"), except where failure to comply would not be expected to have a Material Adverse Effect and has not received any notice of any alleged claim or threatened claim, violation of or liability or potential responsibility under any such Law which have not heretofore been cured and for which there is no remaining liability.


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         (b) All reports, schedules and/or returns of any administrative agency of the federal or any state or local government required to be filed by Seller have been filed, the absence of which would not be expected to have a Material Adverse Effect.

         (c) There are no lawsuits, claims, suits, proceedings or investigations pending or, to the best knowledge of Seller, threatened against or affecting Seller, nor are there any lawsuits, claims, suits or proceedings pending in which Seller is the plaintiff or claimant, that relate to the Assets to be Acquired or the Business and which seek any judgment, order, award or other decision that would impair the ability of Seller to perform this Agreement, or would impair the quality of title of the Assets to be Acquired, or would adversely affect the normal operation of the Business, or would otherwise adversely affect Seller's right, title or interest in the Assets to be Acquired or the Business.

         (d) There is no action, suit or proceeding pending or, to the best knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated hereby.

         (e) Seller is not subject to or bound by any judgment, order or decree of any court or governmental authority.

3.10     Insurance.

         Sellers insurance is adequate to cover all pending or threatened claims against it with respect to the Business in view of management of Seller; Seller has given all required notice of any such claims against it to its appropriate insurance carrier(s) and/or all such claims have been fully reserved for on the Financial Statements. Schedule 3.10 is a correct and complete list and description of all insurance Policies (including "self-insurance" programs) now maintained by Seller (the "Insurance Policies") with respect to the Business or the Assets to be Acquired, and all the Insurance Policies will be maintained in effect until the Closing. The Insurance Policies are in full force and effect and Seller is not in default under any of them and no material claim for coverage thereunder has been denied under any such current policies with respect to any matter or previously maintained policies.

3.11      Condition of Assets to be Acquired.

         (a) The tangible Assets to be Acquired are in good operating condition, ordinary wear and tear excepted. The tangible Assets to be Acquired are available for immediate use in the Business except for those items being serviced in the ordinary course of business. All of the tangible Assets to be Acquired and the state of maintenance thereof are in compliance in all material respects with the rules and regulations of all applicable statutes, ordinances, rules and regulations. The Assets to be Acquired include all such assets and properties as are necessary to conduct the Business as it is now being conducted except for the In-Touch System and certain financial and administrative functions being performed by Seller's Parsippany, New Jersey office. These administrative functions are primarily payroll, human resources, accounts payable and financial reporting.


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         (b) The Assets to be Acquired include such spare parts and maintenance as have been maintained generally by Seller in the past in order to permit the operation of the Business without material interruption.

3.12      Tax Returns and Payments.

         All income taxes, unemployment, social security, franchise, gross receipts, use, real property, personal property and all other taxes levied, assessed or imposed upon Seller by the United States, or any state or local governmental, or subdivision thereof, to the extent due and payable, have been duly paid to date or are being contested though appropriate administrative or judicial procedures, and no liability for deficiencies with respect thereto exists. There are no tax audits pending nor any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local income tax return for any period.

3.13 Trademarks, Service Marks, Trade Names, Copyrights, Patents and Other Intellectual Property.

         All trademarks, service marks, trade names, copyrights, patents and other intellectual property (including computer software and data and all inventions, designs, models, processes, and applications for patents owned or used by Seller in the Businesses or in which or to which it has any rights, licenses or immunities with respect to the Business) (the "Intellectual Property") used by Seller in the conduct of the Business are described and set forth with particularity in Schedule 3.13, along with information as to Sellers ownership thereof or licenses, rights or immunities therein and registration thereof. All of such Intellectual Property is owned by Seller, except for such as are licensed to Seller under licenses referred to in Schedule 3.13. All of the Intellectual Property listed in Schedule 3.13, and those licensed to Seller, are valid and in good standing, free and clear of any encumbrances and are not being challenged in any way. Seller has not infringed on nor is it now infringing on any trademark, service mark, trade name, copyright, patent or other intellectual property of or belonging to any person. There is no claim pending or, to Seller's knowledge, threatened against Seller with respect to alleged infringement of any trademark, service mark, trade name, copyright, patent or other intellectual property owned by any person nor, to Seller's knowledge, does the operation of any aspect of the Business in the manner in which it has heretofore been operated or is presently operated give rise to any such infringement.

3.14      Customer and System Information.

         (a) Seller has no obligations or liabilities to customers or to other users of Seller's paging services which are material to the Business, except:
(i) with respect to deposits made by such customers or such other users, if any (for which Buyer will receive credit at Closing); and (ii) the obligation to supply services to customers in the ordinary course of business. To the best knowledge of Seller, there are no complaints by customers or other users of Seller's paging services that, individually or in the aggregate, could have a Material Adverse Effect.

         (b) Seller has no obligation or liability for the refund of monies to its customers other than obligations to refund deposits made by customers in the ordinary course of business (for which Buyer will receive credit at Closing).


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

         (c) All of the pagers and related paging equipment (including without limitation all transmitters and related equipment) included in the Assets to be Acquired which have been placed in service are operating and are in good working order and condition, failure of a customer to report to Seller any problem known to the customer excepted, and have been maintained in accordance with practices prevailing in the paging industry, in accordance with the specifications or standards typical of entities in the Business and, if applicable, all local authorities, including local telephone companies. To the best of Seller's knowledge, all such pagers and related paging equipment conform in all material respects to the contracts pursuant to which they were provided, and in no case has a pager or any related paging equipment been provided by Seller which at the time of delivery was in violation of any applicable law, code or regulation. All manufacturers' warranties applicable to such pagers and paging equipment are freely assignable to Buyer.

         All of the transmitters which are part of the Assets to be Acquired are listed on Schedule 3.14. Each of the transmitters is in good operating order, ordinary wear and tear excepted.

         (d) Seller has not sold or otherwise made its customer list available to any third party.


3.15     Broker or Finder.

         Neither Seller nor any party acting on Seller's behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions.

3.16     Conduct of Business.

         Since June 30, 2001, Seller has conducted the Business only in the ordinary course of business consistent with past custom and practices and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practices. Since June 30, 2001, there has not been any of the following, as related to the Business or the Assets to be Acquired:

         (a) adverse change in Seller's operations, condition (financial or otherwise), operating results, assets, liabilities, employee, customer or supplier relations or business prospects that would constitute a Material Adverse Effect;

         (b) damage, destruction or loss of any property used in the operation of the Business, whether or not covered by insurance;

         (c) voluntary or involuntary sale, transfer, surrender, abandonment or other disposition of any kind of any assets or property rights (tangible or intangible) used in the Business; other than in the ordinary course of business;

         (d) notice (formal or otherwise) of any liability, potential liability or claimed liability relating to environmental matters;

         (e) amendment, termination, cancellation or surrender of any lease, sublease, contract, agreement, arrangement, or commitment to which Seller is a party, other than expiration of contracts in accordance with their terms; or

         (f) an occurrence or event not included in clauses (a) through (e) that has resulted or might be expected to result in a Material Adverse Effect.

3.17     Accounts Receivable and Inventory.

         All of the accounts receivable which will be part of the Assets to be Acquired will be all of the accounts receivable in connection with the Business and will have arisen in the ordinary course of business, will not be subject to any counterclaim or setoff and will result in at least $100,000 of collected payments to Buyer. At the Closing Date there will be at least $20,000 in inventory, based on Seller's historical cost.

3.18     Licenses.

         Schedule 3.18 is a true and complete list of all notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates (including, without limitation, certificates of occupancy), approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the "Licenses") held by Seller with respect to the Business. Seller owns or possesses all right, title and interest in and to all of the Licenses which are necessary to enable it to carry on the Business as presently conducted. All such Licenses are valid, binding and in full force and effect. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not adversely affect any such Licenses. Seller has taken all necessary action to maintain such Licenses. To the knowledge of Seller, no loss or expiration of any such License is threatened, pending or reasonably foreseeable (other than expiration upon the end of the term thereof if Seller has complied with all of the terms thereof).

3.19     Employee Benefit Plans.

         All employee benefit plans operated by Seller have been operated in all material respects in accordance with all applicable laws and regulations and are fully paid for and fully funded. Buyer will have not any obligations with respect to any amounts owed for employee benefit plans of Seller or any obligation to continue any benefits provided under any such plans.

3.20     Labor Relations.

         The employees of Seller are not parties to any collective bargaining agreement with Seller. Seller has received no notice of any grievance, dispute or controversy with any current or former employee of Seller with any connection to the Business.

3.21     Options, Warrants and Rights of First Refusal.

         Seller represents that no person or entity has any option, warrant or right of first refusal to purchase the Assets to be Acquired or the Business.

3.22     Environmental Matters.

         Neither Seller nor any of Seller's affiliates own, operate or lease, or have owned, operated or leased any property that has used, generated, stored or disposed of any Hazardous Materials (as that term is generally used), nor to Seller's knowledge after due inquiry have there been any Hazardous Materials disposed of by any previous owner or any other third-party on any property owned, operated or leased by Seller or any of its affiliates.

         There are and have been no past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any environmental and safety requirements, give rise to any legal obligation or liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving Seller or any real property presently or previously owned or used by Seller or any of its predecessors, or any off-site disposal or treatment site used by Seller or any of its predecessors under any environmental and safety requirements or related common law theories

3.23     Warranties.

         Except as set forth in Schedule 3.23, Seller has no outstanding warranties to any party or parties with respect to the Business or any of the Assets to be Acquired.

3.24     Financial Statements.

         The revenue and expense items (excluding overhead items) in each of the financial statements of Seller and the Business presented to Buyer by Seller for the periods after December 31, 2000 are accurate in all material respects. The fixed assets reflected in such financial statements are those carried on the books of Seller for the business, predominantly at the depreciated historical cost of such assets.

3.25     Disclosure.

         No representation or warranty by Seller in this Agreement or any Schedule or Exhibit, or any other agreement, statement, list or certificate furnished or to be furnished by Seller pursuant to this Agreement, or in connection with these transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the Assets to be Acquired and the Business with proper information as to such assets and business.


4.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYERS

         As an inducement to Seller to enter into this Agreement and to consummate these transactions, Buyer represents, warrants and covenants to Seller and agrees that as of this date and through and including the Closing
Date:

4.1      Authority of Buyer.

         Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Illinois. Buyer has full power and authority to enter into this Agreement and each other agreement contemplated hereby, to consummate these transactions and to comply with the terms, conditions and provisions hereof. This Agreement is, and each other agreement or instrument of Buyer contemplated by it will be, the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors rights general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will conflict with or result in any violation of or constitute a default under any term of any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, award, law or regulation by which Buyer is bound.

4.2      Broker or Finder.

         Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.

4.3      Litigation.

         There is no action, suit or proceeding pending or, to the best knowledge of Buyer, threatened, which questions the legality or propriety of these transactions.

5.       ACTIONS PRIOR TO THE CLOSURE DATE

         The parties covenant and agree to take the following actions between the date of this Agreement and the Closing Date:

5.1      FCC Approvals.

         Promptly upon execution of this Agreement, Seller shall commence the proceedings necessary to obtain FCC approval of the assignment of the FCC Licenses to Buyer, including filing with the FCC within thirty (30) days hereof the applications requesting FCC consent to the proposed assignment of the FCC Licenses to Buyer. Seller agrees to take all action necessary to facilitate the granting of such approval and to keep Buyer informed as to the course of such proceedings and Buyer agrees to cooperate with Seller in providing any information or assistance reasonably required to expedite such approval proceedings. Each party shall bear its own costs associated with obtaining FCC approval of the transfer of the FCC Licenses to Buyer, including reasonable attorney's fees. Buyer and Seller agree to share equally in the filing fees required for such approvals. Completion of this condition will be the receipt of a Final order permitting the assignment of the FCC Licenses to Buyer.

5.2      Investigation.

         Seller will afford Buyer and its representatives, consistent with the maintenance of employee morale and so as not to unreasonably interfere with the conduct of the Business, access during normal business hours to the employees, properties, facilities, equipment, and books and records of Seller.

5.3      Preservation of Representations and Warranties.

         (a) Buyer and Seller will refrain from knowingly taking any action which would render untrue any representation, warranty or covenant contained in this Agreement, and will not knowingly omit to take any action, the omission of which would render untrue any such representation, warranty or covenant. Promptly upon the occurrence of, or promptly upon Seller or Buyer obtaining knowledge of the impending or threatened occurrence of, any event which would cause any of the representations or warranties of Seller or Buyer, as the case may be, contained herein, or in any Schedule or Exhibit, to be materially inaccurate, Seller or Buyer, as the case may be, will give detailed written notice thereof to the other and will use its best efforts to prevent or promptly remedy the same.

         (b) Buyer and Seller will promptly notify, the other party of any action, suit or proceeding that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of these transactions. Seller or Buyer will promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Seller, or Buyer, as the case may be, and of any damage, destruction or other casualty, whether or not insured, to the Assets to be Acquired or the Business.

5.4      Consents and Approvals.

         Following the execution of this Agreement and prior to Closing, Seller will us its reasonable commercial efforts to obtain all necessary third-party consents and approvals including the approval of Finova Capital Corporation to this Agreement and the transactions to be undertaken pursuant to or in connection with this Agreement.

5.5      Exclusive Dealing.

         Seller and its affiliates will deal exclusively with Buyer with respect to these transactions and will not solicit, encourage or entertain offers of inquiry (nor will Seller or any of its affiliates authorize or permit any director, officer, partner, employee, attorney, accountant or other representative or agent to solicit, encourage or entertain offers or inquiries) from other companies, persons or entities, provide information to or participate in any discussions or negotiations with any companies, persons or entities with a view to an acquisition of any of the Assets to be Acquired.

5.6      Maintenance of Business.

         Seller will continue to operate the Business, will maintain the Assets to be Acquired and will keep all of Seller's business books, records and files all in the ordinary course of business in accordance with past practices consistently applied. Seller will not sell, transfer, assign or permit the creation of any lien, charge or encumbrance on any of the Assets to be Acquired or the Business except in the ordinary course of business. Seller will not enter into any contract or commitment nor incur any indebtedness or other liability or obligation of any kind relating to the Business that is not in the ordinary course of business without the prior written consent of Buyer. Seller will not acquire any accounts or any assets from any third party. Seller will not itself, nor will Seller permit any of its officers, directors, partners, affiliates, agents or employees to pay any of Seller's accounts receivable from customers and will not otherwise take any actions which reduce accounts receivable of the Seller (related to the Business) prior to the Closing Date other than in the ordinary course of business. Seller will not decrease its customer rates or conduct any marketing programs, including any amnesty programs, involving free service or reduced rates for service. Seller will maintain in full force and effect all existing insurance policies to cover and protect the Assets to be Acquired and Business against damage or destruction.

5.7      Organization and Transition.

         Seller will use all reasonable commercial efforts consistent with sound business judgment to preserve intact Seller's present business or organization, to retain the services of its present employees, to preserve its relationships with customers, suppliers and others having business relationships with it and to maintain the goodwill enjoyed within the areas served by the Business. Seller will provide each of its customers with written notice of these transactions in form and substance satisfactory to Buyer. Seller will deliver originals of all of the Material Contracts and other agreements referred to in this Agreement and all files and documents relating thereto to Buyer at Closing. If requested to do so by Buyer, Seller will assist Buyer in the orderly transition of the customers of the Business to Buyer.

5.8      Consummation of Agreement.

         Buyer and Seller will use their reasonable commercial efforts to perform and fulfill all obligations and conditions on their part to be performed and fulfilled under this Agreement, to the end that these transactions will be fully carried out.

5.9      Bulk Sales Laws.

         Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to be Acquired and the Business to Buyer (collectively, "Bulk Sales Laws"); provided, however, that nothing in this Section 5.9 shall be construed
(a) as an indication that Buyer or Seller has determined that any bulk sale or transfer law is applicable to the sale of the Assets to be Acquired or the Business, or (ii) to undermine Seller's absolute obligation to pay the Excluded Liabilities retained by it hereunder. Seller agrees to promptly and diligently pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer by reason of any non-compliance with such laws and, as provided further in Article 8, to indemnify and hold Buyer harmless from and against any and all such claims.

5.10     Employees.

         No employee of Seller will automatically become an employee of Buyer as a result of these transactions. Buyer may offer employment to any employee of the Business on terms and conditions which it announces, and Buyer may, after Closing, unilaterally implement terms and conditions of employment for such persons, including a condition that each potential employee execute Buyer's standard nonsolicitation/nondisclosure agreement.

5.11     Accounts Receivable.

         At least 3 days prior to the Closing Date, Seller will deliver to Buyer an accurate complete listing of all of the accounts receivable of the Business which existed as of a date which is not more than 7 days prior to the Closing Date. Seller acknowledges that all of the accounts receivable of the Business existing on the Closing Date are part of the Assets to be Acquired and will be transferred to Buyer on the Closing Date.

5.12     Accounts Payable.

         At least 3 days prior to the Closing Date, Seller will deliver to Buyer an accurate complete listing of all of the accounts payable of the Business which existed as of a date which is not more than 7 days prior to the Closing Date. Seller agrees that all of the accounts payable of the Business existing on the Closing Date will be paid by Seller at Closing or arrangements for the payment of all such accounts payable, reasonably satisfactory to Buyer, will be made as of the Closing Date such that suppliers and other parties are current in their dealings with the Business as of the Closing Date.

5.13     Payment of Rent.

         Seller will cause all rent due to the landlord at 600 S. Federal St., Chicago, IL, to be paid on or before the 1st of each month prior to the Closing Date and the date the Final order is received permitting the assignment of the FCC Licenses to Buyer, and will cause all lease payments owed on all transmitters to be timely paid when due, for each period prior to the Closing Date and prior to the receipt of the Final order permitting the assignment of the FCC Licenses to Buyer.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         On or prior to the Closing Date, Seller will have satisfied (or caused to be satisfied) each of the following conditions, unless waived in writing by
Buyer:

6.1      Covenants and Warranties.

         There will have been no material breach by Seller in the performance of any of its covenants and agreements contained or referred to in this Agreement; each of the representations and warranties of Seller contained or referred to in this Agreement will have been true and correct as of the date of this Agreement and will be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer.

6.2      Corporate Action.

         Seller will have taken all action necessary to approve these transactions, and Seller will have furnished Buyer with certified copies of resolutions in form and substance satisfactory to counsel for Buyer, in connection with such transactions.

6.3      No Restraint or Litigation.

         No action, suit or proceeding will be pending or threatened by any third party or governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of these transactions or of the transfer to Buyer of any of the Assets to be Acquired or the Business.

6.4      Necessary Consents and Permits.

         The parties will have received all of the consents necessary including, but not limited to, the consent of Finova Capital Corporation and such consents will be valid and enforceable on the Closing Date, provided that the Final approval from the FCC of the assignment of the FCC licenses shall not be condition to the Closing but shall be a condition to Seller receiving the Purchase Price for the Assets to be Acquired, as described elsewhere in this Agreement.

6.5      Opinion of Counsel.

         Seller will have delivered to Buyer the legal opinion of counsel for Seller, duly executed and in a form reasonably satisfactory to Buyer.

6.6      Adverse Change.

         There will not have occurred any material adverse change in the Business or in the Assets to be Acquired.

6.7      Documents, Certificates and Other Items.

         Seller will have delivered or caused to be delivered to Buyer:

         (a)      an Assignment and Bill of Sale, duly executed;

         (b)      the Agreement Pending Purchase Consummation described in
                  Section 2.4;

         (c)      the Escrow Agreement described in Section 2.1;

         (d) Certificates of Good Standing, issued by the Secretaries of the State of Illinois and Delaware (and any other states in which Seller operates the Business and is required to be qualified to do business therein) evidencing Seller's standing in such states, dated within 20 days of the Closing Date;

         (e) all keys and authorizations for transfer of Seller's post office boxes to Buyer;

         (f) all other documents and instruments required under this Agreement; and

         (g) all other documents and instruments reasonably requested by Buyer in connection with the consummation of these transactions.

6.8      Due Diligence.

         Buyer shall have had access to the books, records and other information regarding the Business and shall be satisfied with the results of its due diligence with respect to the Business and the Assets to be Acquired.

6.9      Lease for 600 South Federal.

         Seller shall provide an assignment of the lease for the space at 600 South Federal, Suite 504, Chicago, Illinois, which is valid through June 2002, together with an option to renew in favor of Rental, assignment an any related lease an deemed necessary by and the landlord, Buyer for an additional 5 years for such space at a market rental, which Rental, assignment and any related lease are deemed necessary by ___ and the landlord, Buyer shall have agreed upon with Landlord, to Buyer's satisfaction. Landlord's $3000 expense for the lease assignment will be split $1500 each by Buyer and Seller.

6.10     Financing Approval.

         Buyer's lender approves the financing for the purchase of the Business and Assets to be Acquired by Buyer. If Buyer fails to notify Seller in writing within 30 days after the date of this Agreement that such condition has not been met, such condition precedent shall expire.

6.11     Customer Billing Information.

         Seller shall provide to Buyer on the Closing Date, at Seller's expense, all of the information on the accounts receivable of the Business, and all customer billing information, in a form compatible with the In-Touch System.

6.12     Accounts Receivable.

         Seller will have delivered to Buyer the list of the accounts receivable of the Business as described in Section 5.11.

6.13     Accounts Payable.

         Seller will have delivered to Buyer the list of the accounts payable of the Business as described in Section 5.12, together with satisfactory evidence that the accounts payable related to the Business have been paid or that adequate provision for the accounts payable have been made to ensure that the suppliers and other dealing with the Business are current in the amounts owed them as of the Closing Date.

6.14     Lien Search.

         Seller shall provide to Buyer a lien and judgment search, dated within 5 days before the Closing Date, showing that the Assets to be Acquired and the Business are free and clear of liens and other encumbrances as required under this Agreement, together with satisfactory evidence of releases of any such liens or other encumbrances which are evidenced by such search.

6.15     Employment Agreements.

         Buyer shall have entered into employment agreements, to its satisfaction, with Anthony Hawrylicz, Ken Pavlovski and Danielle Cassidy, upon terms reasonably satisfactory to the parties to the employment agreements.

6.16     Ameritech Interconnection Agreements.

         Buyer shall have received confirmation that Ameritech has consented to the assignment, to Buyer, of the Ameritech Interconnection Agreements listed on
Schedule 1.1(e).

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         On or prior to the Closing Date, Buyer will have satisfied (or caused to be satisfied) each of the following conditions, unless waived in writing by
Seller:

7.1      Covenants and Warranties.

         There will have been no material breach by Buyer in the performance of any of its covenants and agreements contained or referred to in this Agreement; each of the representations and warranties of Buyer contained or referred to in this Agreement will have been true and correct as of the date of this Agreement and will be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement.

7.2      Delivery of Purchase Price.

         Buyer will have delivered Purchase Price.

7.3      Documents, Certificates and Other Items.

         Buyer will have delivered or caused to be delivered to Seller:

         (a)      the Agreement Pending Purchase Consummation described in
                  Section 2.4;

         (b)      the Escrow Agreement described in Section 2.1;

         (c) all of the documents or instruments required under this Agreement; and

         (d) all other documents and instruments reasonably required by Seller in connection with the consummation of these transactions.

7.4      No Restraint or Litigation.

         No action, suit or proceeding will be pending or threatened by any third party or governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of these transactions or of the transfer to Buyer of any of the Assets to be Acquired or the Business.

7.5      Adverse Change.

         There will not have occurred any material adverse change in the Buyer except as may be disclosed to Seller.

7.6      Opinion of Buyer's Counsel.

         Buyer will have delivered to Seller the legal opinion of counsel for Buyer, duly executed and in a form reasonably satisfactory to Seller.

8.       INDEMNIFICATION

8.1      Indemnification by Seller and Buyer.

         (a) Seller will indemnify, hold harmless, defend and bear all costs of defending Buyer, together with Buyer's subsidiaries, affiliates, its successors and assigns, and its officers, and managers, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceedings, demand, assessment or judgment to or against Buyer (collectively, "Buyer's Aggregate Net Loss") arising out of or in connection with:

                   (i) any breach or violation of, or nonperformance by, Seller of any of its representations, warranties, covenants or agreements contained in this Agreement or in any other agreement, document, certificate or schedule required to be furnished pursuant to this Agreement;

                  (ii)  the Excluded Assets; and

                  (iii) the Excluded Liabilities.

         (b) Buyer will indemnify, hold harmless, defend and bear all costs of defending Seller, together with Seller's subsidiaries, affiliates, successors and permitted assigns, and its officers and directors, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against Seller (collectively, "Seller's Aggregate Net Loss") arising out of or in connection with:

                  (i) all liabilities, damages or claims incurred or accrued against Buyer or arising out of the business activities of Buyer after the Closing Date;

                  (ii) any breach or violation of, or nonperformance by, Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or in any other agreement, document, certificate or schedule required to be furnished pursuant to this Agreement; and

                  (iii) the Assumed Liabilities; and

                  (iv) The Assets to be Acquired.

8.2      Notice of Claims.

         If any claim is made by or against a party which, if sustained, would give rise to a liability of the other party hereunder, in an amount in excess of $25,000, that party (the "Claiming Party") will promptly cause notice of the claim to be delivered to the other party (the "Indemnifying Party") and will afford the Indemnifying Party and its counsel, at the Indemnifying Party's sole expense, the opportunity to defend or settle the claim (and, with respect to claims made by third parties, the Claiming Party will have the right to participate at its sole expense). Any notice of a claim will state, with reasonable specification, the alleged basis for the claim and the amount of liability asserted by or against the other party by reason of the claim. If such notice is not given, it will not release the Indemnifying Party, in whole or in part, from its obligations under this Article 8, except to the extent that the Indemnifying Party's ability to defend against such claim is actually prejudiced thereby. Alternatively, if notice is given and the Indemnifying Party fails to assume the defense of the claim within 10 days thereof, the claim may be defended, compromised or settled by the Claiming Party without the consent of the Indemnifying Party and the Indemnifying Party will remain liable under this
Article 8.

8.3      Survival of Indemnity Obligations.

         The rights of Buyer and Seller to assert indemnification claims will survive the Closing Date and will expire: (a) with respect to all claims other than third-party claims and claims related to fraud, willful misconduct, title, environmental and pension liability, and the nonpayment of taxes under any federal, state, county or other local taxing statutes (including Bulk Sales
Laws), on the second anniversary of the Closing Date; and (b) with respect to claims relating to fraud, willful misconduct, title, environmental and pension liability, and the nonpayment of taxes under any federal, state, county, or other local taxing statutes, upon the expiration of 90 days following the date on which the running of the statute of limitations with respect to any such tax or claim will bar the assessment and collection of such tax or claim.

8.4      Offset against Purchase Price.

         To the extent that Seller is to indemnify Buyer hereunder, Buyer may reduce the Purchase Price by the amount called for indemnification hereunder, provided it is determined in accordance with the terms of this Agreement. Such amounts may be paid to Buyer out the proceeds placed in the Escrow Agreement pending the Closing and/or the receipt of the Final order permitting the assignment of the FCC Licenses to Buyer.

9.       DAMAGE TO PROPERTY AND RISK OF LOSS

         The risk of any loss or damage to the Assets to be Acquired and the Business resulting from fire, theft or any other casualty (except reasonable wear and tear) will be borne by Seller at all times prior to 11:59:59 p.m. on the Closing Date. In the event that any such loss or damage will be sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of the Business within 2 days from the occurrence of the event resulting in such loss or damage. Seller will immediately notify Buyer in writing of its inability to resume normal operations or to replace or restore the lost or damaged property, and Buyer, at any time within 10 days after receipt of such notice, may elect either: (a) to waive such defect and proceed toward consummation of these transactions in accordance with the terms of this Agreement, or (b) to terminate this Agreement. If Buyer elects to terminate this Agreement pursuant to this Section, the parties will be fully released and discharged of any and all obligations under this Agreement, except for the ongoing duty of confidentiality and the obligation to return the money deposited under the Escrow Agreement. If Buyer elects to consummate this transaction despite such loss or damage and does so, there will be no diminution of the Purchase Price on account of such loss or damage and all insurance proceeds payable as a result of the occurrence of the event resulting in loss or damage to the property, plus the amount of any deductible for such insurance coverage, will be delivered to Buyer, or the rights thereto will be assigned to Buyer if not yet paid over to Seller.

10.      GENERAL PROVISIONS

10.1     Survival of Obligations.

         Seller and Buyer acknowledge that the representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement form an integral part of the consideration given to Buyer in exchange for the Purchase Price and to Seller in exchange for the Assets to be Acquired and the Business, without which Buyer would be unwilling to purchase, and Seller would be unwilling to sell, the Assets to be Acquired and the Business. Notwithstanding any investigation and review made by Buyer pursuant to this Agreement, Seller and Buyer agree that all of the representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement or in any other agreement or exhibit, schedule, statement, report, certificate or other document or instrument required to be delivered pursuant to this Agreement will survive the making of this Agreement, any investigation or review made by or on behalf of the parties hereto and the Closing.

10.2     Transfer Charges and Taxes.

         Buyer and Seller will each pay its respective stamp, sales, income, realty transfer or other taxes, fees and charges, federal, state or local imposed by law in respect of any and all transfers pursuant to this Agreement, including of the Assets to be Acquired and the Business.

10.3     Arbitration.

         Except with respect to Buyer or Seller electing to bring an action for specific performance of this Agreement (which action will be commenced and settled in a court of competent jurisdiction), any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Buyer and Seller agree that such location is the most convenient forum for both parties. The parties elect to provide for pre-arbitration discovery pursuant to the provisions of the Federal Rules of Civil Procedure. Unless modified by the parties or by the arbitrators (in their discretion), the arbitration will proceed upon the following schedule: (a) within 10 days from the service of a notice of demand for arbitration, the parties will select a panel of 3 AAA arbitrators; (b) within 10 days after selection of the arbitrators, the parties will conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery will be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration procedural matters decided; (c) all discovery will be completed within 20 days following the pre-arbitration conference; (d) all pre-arbitration motions will be filed and briefed so that they may be heard no later than 15 days following the discovery cutoff; (e) the arbitration will be scheduled to commence no later than 10 days after the decision on all pre-arbitration motions but in any event no later than 3 months following the service of the demand for arbitration; and (f) the arbitrators will agree to hear the claim on successive days and will render their written decision within 15 days following the submission of the matter. Such arbitration will be final and binding on Buyer and Seller, no appeals may be taken therefrom, and judgment upon any award rendered may be entered in any court having jurisdiction therefor. The substantially prevailing party in any dispute will be entitled to recover its legal fees and expenses.

10.4     Confidentiality.

         Buyer and Seller agree that they will treat in confidence all documents, materials and other information which they have obtained regarding the other party during the course of the negotiations leading to the consummation of these transactions, the investigation provided for herein and the preparation of this Agreement and other related documents. In the event these transactions are not consummated, all copies of nonpublic documents and material which have been furnished in connection with these transactions will be promptly returned to the party furnishing such documents and material, will continue to be treated as confidential information and will not be used for the benefit of the party or any person who returned such confidential information.

10.5     Public Announcements.

         Neither Buyer nor Seller will, without the approval of the other party (which may not be unreasonably withheld), make any press release or other public announcement concerning these transactions, except as and to the extent that such party will be so obligated by law, in which case the other party will be advised and Buyer and Seller will use their best efforts to cause a mutually agreeable release or announcement to be issued.

10.6     Government Law.

         This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without regard to its conflicts of law provisions.

10.7     Notices.

         All notices or other communications required or permitted hereunder will be in writing and will be deemed given when delivered personally, by registered or certified mail, by legible facsimile transmission or by overnight courier (fare prepaid) addressed as follows:

If to Buyer, to:

Alert Communications, L.L.C.
600 South Federal St., Suite 504
Chicago, IL 60605
Attention: Housh Khoshbin
Facsimile: (312) 913-0539

with a copy to:

Hogan Marren & McCahill, Ltd.
205 N. Michigan, Suite 4300
Chicago, IL 60601
Attention: Alan E. Molotsky
Facsimile: 312-946-9818

If to Seller, to:

Aquis Wireless Communications, Inc.
1719A Route 10, Suite 300
Parsippany, NJ 07054
Attention: Keith Powell, President
Facsimile (973) 560-8060

With a copy to:

Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, NY 14203
Attention: Joseph P. Galda
Facsimile: (716) 848-0349

Notice will be deemed received the same day (when delivered personally), 5 days after mailing (when sent by registered or certified mail) and the next business day (when delivered by overnight courier or by confirmed facsimile transmission). Any party to this Agreement may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.

10.8     Assignment.

         This Agreement may not be assigned by either party (directly or indirectly, by operation of law or otherwise) without the prior written consent of the other party

10.9     Entire Agreement; Amendments.

         This Agreement is an integrated document, contains (together with the other agreements referred to herein) the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the parties hereto with respect to such subject matter. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of its provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon any party unless made in writing and signed by such party.

10.10    Interpretation.

         Article titles and headings to Sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement. All references to Sections and subsections contained in this Agreement refer to the Sections and subsections of this Agreement. All references to Schedules or Exhibits contained in this Agreement are references to the Schedules or Exhibits described on the list immediately following the signature page hereto. All references to the words "include" or "including" mean "including without limitation." Any and all Schedules, Exhibits, statements, reports, certificates or other documents or instruments referred to in or attached to this Agreement, including the "Background" portion of this Agreement, are incorporated by reference as though fully set forth at the point referred to in this Agreement. There will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it. Any representation or warranty of Seller based upon "best knowledge" or similar words will include actual knowledge or constructive knowledge, which means imputed knowledge under principles of agency law or knowledge that an ordinary person would have exercising prudence of a reasonable manner in the same or similar circumstances. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

10.11    Waivers.

         Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, but any such waiver must be in writing and must comply with the notice provisions contained in Section 10.7. The failure of any party to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

10.12    Expenses.

         Except as otherwise provided in this Agreement, Buyer and Seller will each pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants; provided, however, that in any action to enforce the terms of this Agreement, the substantially prevailing party in such action will be entitled to recover its reasonable attorneys' fees and costs incurred in connection with such action.

10.13    Partial Invalidity.

         Wherever possible, each provision will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of these provisions will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause the completion of these transactions to be unreasonable.

10.14    Further Assurances.

         From time to time following the Closing Date, Seller will: (a) immediately deliver to Buyer any cash or other property that it may receive in respect of receivables relating to the business and operations of the Business (whether attributable to periods before or after the Closing Date), and (b) at the request of Buyer and without further consideration, execute and deliver to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Assets to be Acquired or the Business. In the case of any agreement, contract, lease, easement or other commitment which is included in the Assets to be Acquired but which cannot be transferred or assigned effectively without the consent of a third party, whose consent has not been obtained prior to Closing (and Buyer has waived in writing the obtaining of such consent), Seller will cooperate with Buyer at Buyer's request in trying to promptly obtain such consent.

10.15    Counterparts.

         This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement, and will become effective when counterparts, which together contain the signatures of each party hereto, will have been delivered to Buyer and Seller. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

10.16    Third-Party Beneficiaries.

         Except as otherwise expressly provided herein, this Agreement will not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first above written.



                                            AQUIS WIRELESS COMMUNICATIONS, INC.

                                            By:      /s/ Keith J. Powell
                                               --------------------------------

                                            Name:        Keith J. Powell
                                                 ------------------------------

                                            Title:      President and COO
                                                  -----------------------------


                                               ALERT COMMUNICATIONS, INC.

                                             By:     /s/ Housh Khoshbin
                                               --------------------------------

                                            Name:        Housh Khoshbin
                                                 ------------------------------

                                            Title:            CEO
                                                  -----------------------------